Exhibit 99.1

IDT Corporation Reports Fourth Quarter and Fiscal Year 2021 Results

NEWARK, NJ — October 6, 2021: IDT Corporation (NYSE: IDT), a global provider of fintech, cloud communications and traditional communications services, today announced results for the fourth quarter and full fiscal year 2021, the three and twelve months ended July 31, 2021.

IDT reported 4Q21 EPS of $1.46 and Non-GAAP EPS* of $0.66 on revenue of $390 million. FY2021 EPS was $3.70 and Non-GAAP EPS* was $1.98 on revenue of $1,447 million.

FOURTH QUARTER AND FULL FISCAL YEAR 2021 HIGHLIGHTS

(4Q21 results are compared to 4Q20, and fiscal year 2021 results are compared to fiscal year 2020. EPS, Non-GAAP EPS* and all other per share results are per diluted share.)

●	4Q21 consolidated revenue increased 8% to $390 million from $360 million. FY2021 consolidated revenue increased 7.5% to $1,447 million from $1,346 million. Key 4Q21 business unit revenue included:

o	net2phone subscription revenue increased 46% to $11.7 million.

o	National Retail Solutions (NRS) revenue increased 76% to $8.2 million.

o	Mobile Top-Up revenue increased 41% to $136.6 million, while revenue from the broader traditional communications segment increased 10% to $358.6 million.

●	4Q21 consolidated revenue-less-direct-cost-of-revenue increased 2% to $79 million from $77 million, the eighth consecutive quarter of year-over-year increases. FY2021 consolidated revenue-less-direct-cost-of-revenue increased 12% to $293 million.

●	4Q21 consolidated income from operations increased 19% to $16.9 million from $14.2 million. FY2021 consolidated income from operations increased 217% to $56.9 million from $17.9 million.

●	4Q21 Adjusted EBITDA* decreased 1% to $22.2 million from $22.4 million. FY2021 Adjusted EBITDA increased 59% to $74.5 million from $46.9 million.

●	4Q21 Adjusted EBITDA* less capital expenditures (CAPEX)** increased to $18.8 million from $17.8 million. FY2021 Adjusted EBITDA* less CAPEX** increased to $57.6 million from $30.5 million.

●	4Q21 EPS increased to $1.46 from $0.82 including the positive impact of the reversal of income tax valuation allowances of $0.84 per share compared to a positive impact of $0.32 per share from a similar reversal in 4Q20. FY2021 EPS increased to $3.70 from $0.81 including the positive impact of a reversal of income tax valuation allowances of $1.78 per share compared to a positive impact of $0.32 per share in FY2020.

●	4Q21 Non-GAAP EPS* - which excludes the positive impacts of the income tax valuation allowance reversals – increased to $0.66 from $0.62. FY2021 Non-GAAP EPS* increased to $1.98 from $0.86.

●	Following the quarter close, IDT announced that NRS had sold a 2.5% percent stake to Alta Fox Opportunities Fund, L.P., a private investment fund, for $10 million.

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REMARKS BY SHMUEL JONAS, CEO

“We continued to drive strong improvement in IDT’s results during the fourth quarter of fiscal 2021 powered by growth at net2phone, NRS and our Mobile Top-Up businesses.

“net2phone’s subscription revenue growth accelerated in the fourth quarter, increasing 46% year over year. Growth in our Latin American, US and Canadian markets was again very strong. Our subscription revenue margin remained robust, increasing 10 basis points to 83.5%. net2phone’s strategic focus on mid-sized businesses, multi-channel go-to-market strategies and deeply localized in-country offerings consistently generate gross margins and revenue growth metrics above UCaaS industry averages.

“NRS revenue increased by 76% year over year led by increased sales of merchant services, and specifically, NRS PAY payment processing. Advertising and data sales at NRS were also robust in the fourth quarter. At July 31st, NRS had over 14,000 active terminals and over 5,600 payment processing accounts, more than double the number of accounts a year earlier.

“Money Transfer revenue decreased by 49% compared to the year ago quarter. As we have discussed previously, transitory foreign exchange market conditions materially boosted revenue and gross profit in the fourth quarter of fiscal 2020 and persisted through the second quarter of fiscal 2021. Absent that impact, fourth quarter fiscal 2021 revenue would have increased by 36% compared to the year ago quarter. Sequentially, Money Transfer revenue increased by over 6%.

“Our largest segment, Traditional Communications, continued to exceed our expectations. Traditional Communications revenue in the fourth quarter increased 10% year over year. Within Traditional Communications, Mobile Top-Up revenue increased by 41% powered by increased sales in its B2B channel. We expect that our efforts over the past year to expand our Mobile Top-Up business into the African market — led by the recent acquisition of a majority stake in a mobile top-up operator with an extensive footprint in Africa, our increased focus in the B2B space, as well as the growing demand for data-heavy services worldwide — will continue to drive Mobile Top-Up revenue growth.”

CONSOLIDATED RESULTS

Results (in millions, except EPS)	4Q21	3Q21	4Q20	4Q21 - 4Q20 change (%/$)	FY 2021	FY 2020	FY2021 -FY2020 change (%/$)
Revenue	$390	$374	$360	+8.2%	$1,447	$1,346	+7.5%
Revenue-less-direct-cost-of-revenue	$79	$73	$77	+2.1%	$293	$262	+11.9%
Revenue-less-direct-cost-of-revenue as a percentage of revenue**	20.3%	19.5%	21.5%	(120) BP	20.2%	19.5%	+70 BP
SG&A expense	$57	$55	$55	+3.4%	$218	$215	+1.7%
Depreciation and amortization	$4.4	$4.4	$4.7	(6.5)%	$17.8	$20.4	(12.9)%
Severance expense	-	$0.2	$1.8	$(1.8)	$0.5	$3.5	$(3.0)
Other operating (expense) gain, net	$(0.8)	$0.6	$(1.7)	+$0.8	$0.7	$(5.1)	+$5.8
Income from operations	$16.9	$13.9	$14.2	+$2.7	$57.0	$17.9	+$39.1
Adjusted EBITDA*	$22.2	$17.9	$22.4	+$(0.2)	$74.5	$46.9	+$27.6
Adjusted EBTIDA* less CAPEX**	$18.8	$13.2	$17.8	+$1.0	$57.6	$30.5	+$27.1
Net income attributable to IDT	$38.7	$36.3	$21.5	+$17.2	$96.5	$21.4	+$75.1
EPS	$1.46	$1.39	$0.82	+$0.64	$3.70	$0.81	+$2.89
Non-GAAP net income*	$17.4	$12.3	$16.3	+$1.1	$51.5	$22.8	+$28.7
Non-GAAP EPS*	$0.66	$0.47	$0.62	+$0.04	$1.98	$0.86	+$1.12

* Throughout this release, Adjusted EBITDA, Non-GAAP net income and Non-GAAP EPS are Non-GAAP measures intended to provide useful information that supplements IDT’s or the relevant segment’s results in accordance with GAAP. Please refer to the Reconciliation of Non-GAAP Financial Measures at the end of this release for an explanation of these terms and their respective reconciliations to the most directly comparable GAAP measure.

** Revenue-less-direct-cost-of-revenue as a percentage of revenue, Adjusted EBITDA* less CAPEX, and Monthly Average Revenue per Terminal are key performance metrics. Please refer to the Explanation of Key Performance Metrics at the end of this release for an explanation of these metrics.

RESULTS BY SEGMENT

(Results are for 4Q21 and are compared to 4Q20. Results for FY2021 are compared to FY2020 except where otherwise noted)

	Fintech				net2phone-UCaaS				Traditional Communications
(in millions)	4Q21	4Q20	FY21	FY20	4Q21	4Q20	FY21	FY20	4Q21	4Q20	FY21	FY20
Revenue	$19.1	$25.9	$74.3	$59.9	$12.3	$8.6	$43.9	$31.8	$358.6	$325.8	$1,328.7	$1,254.1
Revenue-less-direct-cost-of-revenue	$11.7	$20.1	$48.2	$40.7	$10.0	$6.8	$35.8	$25.4	$57.3	$50.5	$208.9	$195.7
SG&A expense	$14.1	$10.6	$47.9	$35.8	$12.2	$9.6	$44.9	$36.3	$28.8	$33.0	$118.1	$134.1
(Loss) income from operations	$(2.9)	$9.1	$(1.5)	$3.4	$(3.5)	$(3.9)	$(14.3)	$(15.1)	$25.5	$11.2	$80.0	$38.9
Adjusted EBITDA*	$(2.5)	$9.4	$0.2	$4.9	$(2.2)	$(2.7)	$(9.2)	$(10.9)	$28.5	$17.4	$90.8	$61.6
Adjusted EBITDA* less CAPEX**	$(3.1)	$8.8	$(4.1)	$2.5	$(3.3)	$(3.9)	$(14.6)	$(16.4)	$27.0	$15.1	$83.8	$53.9

Fintech

Fintech comprises National Retail Solutions (NRS), an operator of a nationwide Point-Of-Sale (POS) retail network providing merchant services, digital advertising, transaction data and ancillary services, and BOSS Revolution Money Transfer, a provider of international money remittances.

In 4Q21 and 4Q20, the Fintech segment accounted for 4.9% and 7.2% of IDT’s consolidated revenue and 14.8% and 25.9% of IDT’s consolidated revenue-less-direct-cost-of-revenue, respectively. In FY2021 and FY2020, the Fintech segment accounted for 5.2% and 4.4% of IDT’s consolidated revenue and 16.5% and 15.5% of revenue-less-direct-cost-of-revenue, respectively.

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NRS Revenue and KPIs:

	4Q21	3Q21	4Q20	4Q21- 4Q20 change %	FY 2021	FY 2020	FY2021 -FY2020 change %
POS Terminals – active at end of period	14,000	13,100	10,000	40%
Payment Processing Accounts	5,600	4,700	2,500	124%

NRS Revenue
Merchant Services and other	$2,865	$2,116	$859	234%	$7,805	$1,977	295%
Advertising and Data	3,064	1,958	2,116	45%	8,713	4,457	95%
SaaS Fees	950	856	596	59%	3,232	2,061	57%
POS Terminal Sales	1,338	1,454	1,105	21%	4,998	3,485	43%
Total NRS Revenue	$8,217	$6,384	$4,676	76%	$24,748	$11,980	107%

Monthly Average Revenue per Terminal (excl. POS terminal sales revenue)	$169	$131	$126	34%

●	NRS revenue increased 76% to $8.2 million from $4.7 million, driven by the growth of payment processing accounts as well as strong increases in digital-out-of-home (DOOH) advertising, monthly terminal charges and data sales. In FY2021, NRS revenue increased 107% to $24.7 million from $12.0 million.

●	NRS’ POS terminal network comprised approximately 14,000 active POS terminals at July 31, 2021, an increase of 40% compared to a year earlier. NRS payment processing accounts increased 124% year-over-year to approximately 5,600 on July 31st.

Money Transfer Take-Aways:

●	In 4Q21, Money Transfer transactions increased 10% to 2.05 million from 1.85 million in the year ago period. In FY2021, transactions increased 34% to 7.55 million from 5.63 million in FY2020.
●	In 4Q21, Money Transfer revenue decreased 49% to $10.9 million from $21.3 million but increased 36% when excluding the impact of the previously disclosed FX market conditions that positively affected revenue and transactions during most of calendar 2020 but ceased thereafter.
●	In FY2021, Money Transfer revenue increased 3% to $49.6 million from $47.9 million, but increased 52% when excluding the impact of the transitory foreign exchange market conditions noted above.

net2phone-UCaaS

In 4Q21 and 4Q20, the net2phone-UCaaS segment accounted for 3.1% and 2.4% of IDT’s consolidated revenue and 12.7% and 8.8% of IDT’s consolidated revenue-less-direct-cost-of-revenue, respectively. In FY2021 and FY2020, the net2phone-UCaaS segment accounted for 3.0% and 2.4% of IDT’s consolidated revenue and 12.2% and 9.7% of IDT’s consolidated revenue-less-direct-cost-of-revenue, respectively.

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net2phone-UCaaS Takeaways:

●	Total seats served increased 47% to 226,000 at July 31, 2021 from 154,000 a year earlier.

●	In 4Q21, net2phone’s UCaaS subscription revenue increased 46% to $11.7 million from $8.0 million. The revenue growth rate in South America outpaced North America, although the latter remained strong. For FY2021, subscription revenue increased 39% to $41.5 million from $29.9 million.

●	Subscription revenue less direct cost of revenue remained robust in 4Q21, increasing to 83.5% from 83.4% in 4Q20.

Traditional Communications

In 4Q21 and 4Q20, the Traditional Communications segment accounted for 92.0% and 90.4% of IDT’s consolidated revenue and 72.5% and 65.3% of IDT’s consolidated revenue-less-direct-cost-of-revenue, respectively. In FY2021 and FY2020, the Traditional Communications segment accounted for 91.8% and 93.2% of IDT’s consolidated revenue and 71.3% and 74.8% of IDT’s consolidated revenue-less-direct-cost-of-revenue, respectively.

Traditional Communications Takeaways:

●	In 4Q21, Mobile Top-Up revenue increased 41% to $136.6 million from $96.6 million, primarily as a result of continued product expansion and new growth opportunities in the B2B channel. In FY2021, Mobile Top-Up revenue increased 38% to $461.6 million from $334.4 million.

●	In 4Q21, BOSS Revolution Calling revenue decreased 10% to $112.6 million from $124.5 million. In FY2021, BOSS Revolution Calling revenue decreased 3% to $455.2 million from $468.3 million.

●	In 4Q21, Carrier Services revenue increased 6% to $97.4 million from $91.7 million. In FY2021, Carrier Services revenue decreased 8% to $361.0 million from $394.3 million.

●	In 4Q21, Traditional Communications’ revenue-less-direct-cost-of-revenue increased 13% to $57.3 million from $50.5 million. In FY2021, Traditional Communications’ revenue-less-direct-cost-of-revenue increased 7% to $208.9 million from $195.7 million. Both 4Q21 and FY2021 included a benefit of approximately $4 million in lower regulatory obligations.

●	In 4Q21, Traditional Communications’ Adjusted EBITDA* less CAPEX** increased 78% to $27.0 million from $15.1 million. In FY2021, Traditional Communications’ Adjusted EBITDA* less CAPEX** increased 56% to $83.8 million from $53.9 million.

NOTES ON FINANCIAL STATEMENTS

Consolidated results for all periods presented include corporate overhead. Corporate G&A expense decreased to $1.7 million in 4Q21 from $2.1 million in 4Q20. FY2021 corporate G&A expense decreased to $7.5 million from $9.0 million in FY2020.

As of July 31, 2021, IDT held $161.4 million in cash, cash equivalents, debt securities and unrestricted current equity investments, with no debt. Current assets totaled $388.1 million and current liabilities totaled $339.3 million.

Net cash provided by operating activities during 4Q21 was $28.5 million compared to $41.1 million during 4Q20. Exclusive of changes in customer deposit balances at our Gibraltar-based bank, net cash provided by operating activities during 4Q21 decreased to $24.3 million from $44.2 million in 4Q20.

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In FY2021, net cash provided by operating activities was $66.6 million compared to net cash used in operating activities of $29.6 million in FY2020. Exclusive of the net impact of changes in customer deposits at the Gibraltar bank, net cash provided by operating activities in FY2021 increased to $73.5 million from $40.8 million in FY2020.

Capital expenditures decreased to $3.3 million in 4Q21 from $4.2 million in 4Q20. In FY2021 capital expenditures increased to $16.8 million from $16.0 million in FY2020.

IDT EARNINGS ANNOUNCEMENT & SUPPLEMENTAL INFORMATION

This release is available for download in the “Investors & Media” section of the IDT Corporation website (https://www.idt.net/investors-and-media) and has been filed on a current report (Form 8-K) with the SEC.

IDT will host an earnings conference call beginning at 5:30 PM Eastern today with management’s discussion of results, outlook and strategy followed by Q&A with investors.

To listen to the call and participate in the Q&A, dial toll-free 1-888-506-0062 (from US) or 1-973-528-0011 (international) and request the IDT Corporation call (Entry Code: 398147).

A replay of the conference call will be available approximately three hours after the call concludes through October 13, 2021. To access the call replay, dial toll free 1-877-481-4010 (from US) or 1-919-882-2331 (international) and provide this replay number: 42925. A replay will also be accessible via streaming audio at the IDT investor relations website.

ABOUT IDT:

IDT Corporation (NYSE: IDT) is a global provider of fintech, cloud communications and traditional communications services. We make it easier for families to connect, support and share across international borders. We also enable businesses to transact and communicate with their customers with enhanced intelligence and insight.

Our BOSS Revolution branded money transfer, mobile top-up and international calling services make sending money and speaking with friends and family around the world convenient and reliable. National Retail Solutions’ (NRS) point-of-sale retail network enables independent retailers to operate and process transactions more effectively while providing advertisers and consumer marketers with unprecedented reach into underserved consumer markets. net2phone’s unified communications as a service solution provides businesses with intelligently integrated cloud communications and collaboration solutions across channels and devices. Our IDT Carrier Services and IDT Express wholesale offerings enable communications companies to provision and manage international voice and SMS services.

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks, and should be consulted along with this release. To the extent permitted under applicable law, IDT assumes no obligation to update any forward-looking statements.

CONTACT:

IDT Corporation Investor Relations

Bill Ulrey

william.ulrey@idt.net

973-438-3838

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IDT CORPORATION

CONSOLIDATED BALANCE SHEETS

July 31 (in thousands)	2021	2020
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$107,147	$84,860
Restricted cash and cash equivalents	119,769	116,362
Debt securities	14,012	18,363
Equity investments	42,434	5,964
Trade accounts receivable, net of allowance for doubtful accounts of $4,438 and $6,085 at July 31, 2021 and 2020, respectively	46,644	44,166
Disbursement prefunding	27,656	25,325
Prepaid expenses	13,694	7,790
Other current assets	16,779	19,302
TOTAL CURRENT ASSETS	388,135	322,132
Property, plant, and equipment, net	30,829	30,061
Goodwill	14,897	12,858
Other intangibles, net	7,578	3,959
Equity investments	11,654	8,833
Operating lease right-of-use assets	7,671	9,490
Deferred income tax assets, net	41,502	8,512
Other assets	10,389	8,905
TOTAL ASSETS	$512,655	$404,750
LIABILITIES AND EQUITY CURRENT LIABILITIES:
Trade accounts payable	$24,502	$25,150
Accrued expenses	129,085	125,544
Deferred revenue	42,293	40,114
Customer deposits	115,524	115,992
Other current liabilities	27,930	18,070
TOTAL CURRENT LIABILITIES	339,334	324,870
Operating lease liabilities	5,473	7,353
Other liabilities	1,234	1,388
TOTAL LIABILITIES	346,041	333,611
Commitments and contingencies
EQUITY:
IDT Corporation stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000; no shares issued	—	—
Class A common stock, $.01 par value; authorized shares—35,000; 3,272 shares issued and 1,574 shares outstanding at July 31, 2021 and 2020	33	33
Class B common stock, $.01 par value; authorized shares—200,000; 26,379 and 25,961 shares issued and 24,187 and 24,345 shares outstanding at July 31, 2021 and 2020, respectively	264	260
Additional paid-in capital	278,021	277,443
Treasury stock, at cost, consisting of 1,698 and 1,698 shares of Class A common stock and 2,192 and 1,616 shares of Class B common stock at July 31, 2021 and 2020, respectively	(60,413)	(56,221)
Accumulated other comprehensive loss	(10,183)	(7,410)
Accumulated deficit	(42,858)	(139,333)
Total IDT Corporation stockholders’ equity	164,864	74,772
Noncontrolling interests	1,750	(3,633)
TOTAL EQUITY	166,614	71,139
TOTAL LIABILITIES AND EQUITY	$512,655	$404,750

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IDT CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

Year ended July 31 (in thousands, except per share data)	2021	2020
	(unaudited)
REVENUES	$1,446,990	$1,345,769
COSTS AND EXPENSES:
Direct cost of revenues (exclusive of depreciation and amortization)	1,154,048	1,084,009
Selling, general and administrative (i)	218,467	214,846
Depreciation and amortization	17,764	20,406
Severance	452	3,503
TOTAL COSTS AND EXPENSES	1,390,731	1,322,764
Other operating gain (expense), net	731	(5,063)
Income from operations	56,990	17,942
Interest income, net	318	1,043
Other income (expense), net	7,916	(1,267)
Income before income taxes	65,224	17,718
Benefit from income taxes	31,667	3,700
NET INCOME	96,891	21,418
Net (income) loss attributable to noncontrolling interests	(416)	12
NET INCOME ATTRIBUTABLE TO IDT CORPORATION	$96,475	$21,430

Earnings per share attributable to IDT Corporation common stockholders:
Basic	$3.78	$0.82
Diluted	$3.70	$0.81

Weighted-average number of shares used in calculation of earnings per share:
Basic	25,495	26,278
Diluted	26,053	26,441

(i) Stock-based compensation included in selling, general and administrative expenses	$1,490	$3,856

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IDT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended July 31 (in thousands)	2021	2020
	(unaudited)
OPERATING ACTIVITIES
Net income	$96,891	$21,418
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	17,764	20,406
Deferred income taxes	(32,793)	(3,805)
Provision for doubtful accounts receivable	1,782	3,109
Stock-based compensation	1,490	3,856
Other	(7,358)	352
Changes in assets and liabilities:
Trade accounts receivable	(3,728)	11,702
Disbursement prefunding, prepaid expenses, other current assets, and other assets	(2,247)	(1,719)
Trade accounts payable, accrued expenses, other current liabilities, and other liabilities	(264)	(12,081)
Customer deposits at IDT Financial Services Limited (Gibraltar-based bank)	(6,906)	(70,401)
Deferred revenue	1,989	(2,428)
Net cash provided by (used in) operating activities	66,620	(29,591)
INVESTING ACTIVITIES
Capital expenditures	(16,765)	(16,041)
Payments for acquisitions, net of cash acquired	(3,673)	(450)
Cash acquired from acquisition of interest in variable interest entity	3,336	—
Purchase of Rafael Holdings, Inc. Class B common stock and warrant	(5,000)	—
Exercise of warrant to purchase shares of Rafael Holdings, Inc. Class B common stock	(1,000)	—
Purchase of series B convertible preferred stock in equity method investment	(4,000)	—
Purchases of debt securities and equity investments	(43,187)	(22,429)
Proceeds from maturities and sales of debt securities and redemption of equity investments	26,230	6,457
Net cash used in investing activities	(44,059)	(32,463)
FINANCING ACTIVITIES
Distributions to noncontrolling interests	(848)	(934)
Payment for acquisition of warrant in variable interest entity	(791)	—
Proceeds from other liabilities	729	—
Repayment of other liabilities	(108)	(510)
Proceeds from note payable	—	10,000
Repayment of note payable	—	(10,000)
Proceeds from exercise of stock options	687	276
Proceeds from borrowings under revolving credit facility	—	1,429
Repayments of borrowings under revolving credit facility	—	(1,429)
Repurchases of Class B common stock	(4,192)	(4,482)
Net cash used in financing activities	(4,523)	(5,650)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash and cash equivalents	7,656	11,727
Net increase (decrease) in cash, cash equivalents, and restricted cash and cash equivalents	25,694	(55,977)
Cash, cash equivalents, and restricted cash and cash equivalents at beginning of year	201,222	257,199
Cash, cash equivalents, and restricted cash and cash equivalents at end of year	$226,916	$201,222
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash payments made for interest	$486	$388
Cash payments made for income taxes	$193	$60
SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING AND INVESTING ACTIVITIES
Liabilities incurred for acquisition	$628	$375
Stock issued for matching contributions to the 401(k) Plan	$1,042	$—

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Reconciliation of Non-GAAP Financial Measures for the

Fourth Quarter and Full Fiscal Years 2021 and 2020

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), IDT also disclosed, for 4Q21, 3Q21, 4Q20, and the full fiscal years 2021 and 2020, Adjusted EBITDA, non-GAAP net income, and non-GAAP earnings per diluted share (EPS), all of which are non-GAAP measures. Generally, a non-GAAP measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

IDT’s measure of Adjusted EBITDA consists of revenue less direct cost of revenues and selling, general and administrative expense. Another way of calculating Adjusted EBITDA is to start with income (loss) from operations, add depreciation and amortization, severance expense, and other operating expense, and deduct other operating gains.

IDT’s measure of non-GAAP net income starts with net income (loss) in accordance with GAAP and adds severance expense, stock-based compensation, and other operating expense, and deducts the release of valuation allowance on deferred tax assets and other operating gains.

IDT’s measure of non-GAAP EPS is calculated by dividing non-GAAP net income by the diluted weighted-average shares.

These additions and subtractions are non-cash and/or non-routine items in the relevant fiscal 2021 and fiscal 2020 periods.

Management believes that IDT’s Adjusted EBITDA, non-GAAP net income, and non-GAAP EPS are measures which provide useful information to both management and investors by excluding certain expenses and non-routine gains and losses that may not be indicative of IDT’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA, non-GAAP net income, and non-GAAP EPS to evaluate operating performance in relation to IDT’s competitors. Disclosure of these financial measures may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, IDT has historically reported similar financial measures and believes such measures are commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting.

Management refers to Adjusted EBITDA, as well as the GAAP measures income (loss) from operations and net income (loss), on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and IDT’s historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or capitalized in prior periods. IDT’s Adjusted EBITDA, which is exclusive of depreciation and amortization, is a useful indicator of its current performance.

Severance expense is excluded from the calculation of Adjusted EBITDA, non-GAAP net income, and non-GAAP EPS. Severance expense is reflective of decisions made by management in each period regarding the aspects of IDT’s and its segments’ businesses to be focused on in light of changing market realities and other factors. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of IDT’s core and continuing operations.

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Other operating gain (expense), net, which is a component of income (loss) from operations, is excluded from the calculation of Adjusted EBITDA, non-GAAP net income, and non-GAAP EPS. Other operating gain (expense), net includes a gain from the sale of IDT’s rights under a class action lawsuit, expense for the indemnification of a net2phone cable telephony customer related to patent infringement claims brought against the customer, legal fees net of insurance claims related to Straight Path Communications Inc.’s stockholders’ putative class action and derivative complaint, accruals for non-income related taxes related to one of IDT’s foreign entities, expense for other legal matters, and the write-off of certain assets. From time-to-time, IDT may have gains or incur costs related to non-routine legal and tax matters, and write-off assets, however, these various items generally do not occur each quarter. IDT believes the gain and losses from these non-routine matters are not components of IDT’s or the relevant segment’s core operating results.

The other calculation of Adjusted EBITDA consists of revenue less direct cost of revenues and selling, general and administrative expense. As the other excluded items are not reflected in this calculation, they are excluded automatically and there is no need to make additional adjustments. This calculation results in the same Adjusted EBITDA amount and its utility and significance is as explained above.

Stock-based compensation recognized by IDT and other companies may not be comparable because of the variety of types of awards as well as the various valuation methodologies and subjective assumptions that are permitted under GAAP. Stock-based compensation is excluded from IDT’s calculation of non-GAAP net income and non-GAAP EPS because management believes this allows investors to make more meaningful comparisons of the operating results per share of IDT’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for IDT for the foreseeable future and an important part of employees’ compensation that impacts their performance.

In 4Q21, 3Q21 and 4Q20, due to continued and projected profitability, IDT was able to release a portion of its valuation allowance that was recorded against its deferred tax assets. These income tax benefits are excluded from IDT’s non-GAAP net income and non-GAAP EPS because they are only indirectly related to the current results of IDT’s core operations.

Adjusted EBITDA, non-GAAP net income, and non-GAAP EPS should be considered in addition to, not as a substitute for, or superior to, income (loss) from operations, cash flow from operating activities, net income (loss), basic and diluted earnings per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, IDT’s measurements of Adjusted EBITDA, non-GAAP net income, and non-GAAP EPS may not be comparable to similarly titled measures reported by other companies.

Following are reconciliations of Adjusted EBITDA, non-GAAP net income, and non-GAAP EPS to the most directly comparable GAAP measure, which are, (a) for Adjusted EBITDA, income (loss) from operations for IDT’s reportable segments and net income for IDT on a consolidated basis, (b) for non-GAAP net income, net income, and (c) for non-GAAP EPS, diluted earnings per share.

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IDT Corporation

Reconciliation of Adjusted EBITDA to Net Income

(unaudited) in millions. Figures may not foot or cross-foot due to rounding to millions

	Total IDT Corporation	Traditional Communica-tions	net2phone-UCaaS	Fintech	Corporate
Three Months Ended July 31, 2021 (4Q21)
Adjusted EBITDA	$22.2	$28.5	$(2.2)	$(2.5)	$(1.7)
Subtract:
Depreciation and amortization	4.4	2.6	1.4	0.5	-
Severance expense	-	-	-	-	-
Other operating expense, net	0.8	0.4	-	-	0.4
Income (loss) from operations	16.9	$25.5	$(3.5)	$(2.9)	$(2.1)
Interest income, net	0.1
Other income, net	2.3
Income before income taxes	19.3
Benefit from income taxes	19.5
Net income	38.9
Net income attributable to noncontrolling interests	(0.2)
Net income attributable to IDT Corporation	$38.7

	Total IDT Corporation	Traditional Communica-tions	net2phone-UCaaS	Fintech	Corporate
Three Months Ended April 30, 2021 (3Q21)
Adjusted EBITDA	$17.9	$22.8	$(2.3)	$(1.0)	$(1.7)
Subtract (Add):
Depreciation and amortization	4.4	2.5	1.4	0.5	-
Severance expense	0.2	0.2	-	-	-
Other operating (gain) expense, net	(0.6)	0.1	-	(0.1)	(0.6)
Income (loss) from operations	13.9	$20.0	$(3.7)	$(1.4)	$(1.1)
Interest income, net	0.1
Other income, net	3.8
Income before income taxes	17.8
Benefit from income taxes	18.6
Net income	36.4
Net income attributable to noncontrolling interests	(0.1)
Net income attributable to IDT Corporation	$36.3

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IDT Corporation

Reconciliation of Adjusted EBITDA to Net Income

(unaudited) in millions. Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Traditional Communic-ations	net2phone-UCaaS	Fintech	Corporate
Three Months Ended July 31, 2020 (4Q20)
Adjusted EBITDA	$22.4	$17.4	$(2.7)	$9.4	$(2.1)
Subtract (Add):
Depreciation and amortization	4.7	3.1	1.2	0.3	-
Severance expense	1.8	1.8	-	-	-
Other operating expense, net	1.7	1.4	-	-	0.3
Income (loss) from operations	14.2	$11.2	$(3.9)	$9.1	$(2.5)
Interest income, net	0.5
Other income, net	0.1
Income before income taxes	14.8
Benefit from income taxes	6.7
Net income	21.5
Net loss attributable to noncontrolling interests	(0.1)
Net income attributable to IDT Corporation	$21.5

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IDT Corporation

Reconciliation of Adjusted EBITDA to Net Income

(unaudited) in millions. Figures may not foot or cross-foot due to rounding to millions

	Total IDT Corporation	Traditional Communica-tions	net2phone-UCaaS	Fintech	Corporate
Year Ended July 31, 2021 (FY 2021)
Adjusted EBITDA	$74.5	$90.8	$(9.2)	$0.2	$(7.5)
Subtract (Add):
Depreciation and amortization	17.8	11.0	5.0	1.8	0.1
Severance expense	0.5	0.5	-	-	-
Other operating (gain) expense, net	(0.7)	(0.6)	0.1	-	(0.2)
Income (loss) from operations	57.0	$80.0	$(14.3)	$(1.5)	$(7.4)
Interest income, net	0.3
Other income, net	7.9
Income before income taxes	65.2
Benefit from income taxes	31.7
Net income	96.9
Net income attributable to noncontrolling interests	(0.4)
Net income attributable to IDT Corporation	$96.5

	Total IDT Corporation	Traditional Communica-tions	net2phone-UCaaS	Fintech	Corporate
Year Ended July 31, 2020 (FY 2020)
Adjusted EBITDA	$46.9	$61.6	$(10.9)	$4.9	$(9.0)
Subtract:
Depreciation and amortization	20.4	14.8	4.1	1.5	0.1
Severance expense	3.5	3.5	-	-	-
Other operating expense, net	5.1	4.5	0.1	-	0.5
Income (loss) from operations	17.9	$38.9	$(15.1)	$3.4	$(9.7)
Interest income, net	1.0
Other expense, net	(1.3)
Income before income taxes	17.7
Benefit from income taxes	3.7
Net income	21.4
Net loss attributable to noncontrolling interests	-
Net income attributable to IDT Corporation	$21.4

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IDT Corporation

Reconciliations of Net Income to Non-GAAP Net Income and Earnings per share to Non-GAAP EPS

(unaudited) in millions, except per share data. Figures may not foot due to rounding to millions.

	4Q21	3Q21	4Q20	FY 2021	FY 2020
Net income	$38.9	$36.4	$21.6	$96.9	$21.4
Adjustments (add) subtract:
Stock-based compensation	(0.3)	(0.3)	(0.5)	(1.5)	(3.8)
Severance expense	-	(0.2)	(1.8)	(0.5)	(3.5)
Other operating gain (expense), net	(0.8)	0.6	(1.7)	0.7	(5.1)
Release of DTA valuation allowance	22.4	24.0	8.4	46.4	8.4
Total adjustments	21.3	24.1	4.4	45.1	(4.0)
Income tax effect of total adjustments	(0.2)	-	(0.9)	(0.3)	(2.6)
	(21.5)	(24.1)	(5.3)	(45.4)	1.4
Non-GAAP net income	$17.4	$12.3	$16.3	$51.5	$22.8

Earnings per share:
Basic	$1.52	$1.42	$0.82	$3.78	$0.82
Total adjustments	(0.84)	(0.94)	(0.20)	(1.76)	0.05
Non-GAAP - basic	$0.68	$0.48	$0.62	$2.02	$0.87

Weighted-average number of shares used in calculation of basic earnings per share	25.6	25.5	26.1	25.5	26.3

Diluted	$1.46	$1.39	$0.82	$3.70	$0.81
Total adjustments	(0.80)	(0.92)	(0.20)	(1.72)	0.05
Non-GAAP - diluted	$0.66	$0.47	$0.62	$1.98	$0.86

Weighted-average number of shares used in calculation of diluted earnings per share	26.5	26.1	26.3	26.1	26.4

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Explanation of Key Performance Metrics

Revenue-less-direct-cost-of-revenue as a percentage of revenue is a financial metric that measures changes in our revenue relative to changes in direct cost of revenue during the same period. Revenue and direct cost of revenue in this metric are from IDT’s consolidated statements of operations in accordance with GAAP. Revenue-less-direct-cost-of-revenue as a percentage of revenue is a ratio in which revenue-less-direct-cost-of-revenue is the numerator and revenue are the denominator. It is useful for monitoring trends in the generation of revenue as well as for evaluating the net contribution of IDT’s revenue.

Adjusted EBITDA less CAPEX is also a financial metric, which is calculated by deriving Adjusted EBITDA as described above and subtracting capital expenditures in accordance with GAAP as reported in the consolidated statements of cash flows. Management uses Adjusted EBITDA less CAPEX to evaluate the level of capital investment needed to support operations, and as a reasonable proxy for the cash generated by IDT’s businesses. Because IDT’s capital expenditures reflect an allocation of capital for longer term growth, IDT seeks to strike an appropriate balance between near-term and long-term financial performance as reflected in Adjusted EBITDA less CAPEX. IDT’s measurement of Adjusted EBITDA less CAPEX may not be comparable to similarly titled measures reported by other companies.

Monthly Average Revenue per Terminal is also a financial metric, which is calculated by dividing NRS’ revenue in accordance with GAAP during a period, excluding revenue from POS terminal sales, by the average number of active POS terminals during the period. The result is divided by three when the period is a fiscal quarter. The average number of active POS terminals is calculated by adding the beginning and ending number of active POS terminals during the period and dividing by two. Monthly Average Revenue per Terminal is useful for comparisons of NRS’ revenue per customer to prior periods and to competitors and others in the market, as well as for forecasting future revenue from the customer base.

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